Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 449-9669	Wednesday, May 4, 2011

NACCO INDUSTRIES, INC. ANNOUNCES
FIRST QUARTER 2011 RESULTS
Cleveland, Ohio, May 4, 2011 - NACCO Industries, Inc. (NYSE: NC) today announced consolidated net income of $62.8 million, or $7.48 per diluted share, and revenues of $745.5 million for the first quarter of 2011 compared with consolidated net income of $11.7 million, or $1.40 per diluted share, and revenues of $557.6 million for the first quarter of 2010.
First quarter 2011 net income includes income from the February 2011 payment to NACCO of $60.0 million, or $39.0 million after taxes of $21.0 million, for the settlement of the Applica litigation. Excluding the settlement, adjusted income was $23.8 million, or $2.83 per diluted share, for the first quarter of 2011.

NACCO and Subsidiaries Consolidated First Quarter Highlights
Key perspectives on NACCO's first quarter results are as follows:

•
NACCO Materials Handling Group's (“NMHG”) net income for the first quarter of 2011 was $22.3 million compared with net income of $8.0 million in 2010. Net income improved primarily due to an increase in gross profit resulting from improved sales volumes of both units and parts, lower manufacturing variances and the favorable effect of price increases, partially offset by material cost increases. Higher employee-related costs resulting from the full restoration in 2011 of compensation and benefits which were only partially restored in 2010, the absence of benefits recognized in 2010 from favorable foreign currency contracts and movement toward a more normal effective income tax rate in 2011 have partially offset the improvement in net income.

•
Hamilton Beach's net income was $1.0 million in the first quarter of 2011 compared with net income of $3.4 million in 2010. The decline in net income was primarily the result of margin compression on most of Hamilton Beach's product lines, partially offset by favorable foreign currency movements.

•
Kitchen Collection's first quarter 2011 net loss increased to $3.3 million from a net loss of $1.8 million in 2010 primarily as a result of lower margins at Kitchen Collection®'s comparable stores and additional expenses of $0.7 million pre-tax related to the combination of two warehouse facilities into one facility during the first quarter of 2011.

•
North American Coal's first quarter 2011 net income declined to $7.1 million from $8.1 million in 2010. The decrease was primarily the result of a decline in results at the consolidated mining operations and an increase in employee-related costs and NACCO management fees, partially offset by an improvement in earnings of the unconsolidated operations.

•
NACCO and Other, which includes the parent company operations, generated net income of $34.7 million in the first quarter of 2011 compared with a net loss of $3.0 million in 2010. The improvement was primarily the result of the receipt of $60.0 million, or $39.0 million after taxes of $21.0 million, related to the Applica litigation settlement.

•	In the first quarter of 2011, NACCO recorded a $1.0 million interim tax benefit in eliminations compared with a $3.1 million interim tax provision in 2010.

Detailed Discussion of Results

NMHG - First Quarter Results
NMHG reported net income of $22.3 million on revenues of $586.6 million for the first quarter of 2011 compared with net income of $8.0 million on revenues of $375.4 million for the first quarter of 2010. Operating profit was $30.4 million for the first quarter of 2011 compared with operating profit of $10.3 million in 2010.
Revenues increased 56 percent in the first quarter of 2011 compared with the first quarter of 2010 primarily as a result of a significant increase in unit volume in all geographic markets, as well as an increase in parts volume, and the favorable effect of unit price increases implemented in late 2010 in the Americas and Europe. This increase in revenues was partially offset by the sale of certain retail and rental operations in Australia and Europe in 2010.
In the first quarter of 2011, worldwide new unit shipments increased to approximately 19,400 units from shipments of approximately 11,100 units in the first quarter of 2010 but were down slightly from shipments of approximately 19,700 units in the fourth quarter of 2010. NMHG's worldwide backlog was approximately 24,800 units at March 31, 2011 compared with approximately 16,900 units at March 31, 2010 and 23,000 units at December 31, 2010.
NMHG's 2011 first quarter net income increased significantly compared with the first quarter of 2010 primarily due to an increase in gross profit resulting from higher sales volumes of both units and parts, lower manufacturing variances as a result of higher production levels in 2011 and the favorable effect of price increases, partially offset by material cost increases. An increase in employee-related expenses due to the full restoration in 2011 of compensation and benefits which were only partially restored in the first quarter of 2010, unfavorable foreign currency effects primarily as a result of the absence of a prior year benefit related to the release of deferred gains on foreign currency contracts into earnings and movement toward a more normal effective income tax rate in 2011 partially offset the improvement in net income.

NMHG - Outlook
NMHG expects global market levels for units and parts volumes to continue to improve in all markets in 2011 compared with 2010, particularly in the Americas, with more significant growth in the second half of the year. As a result, the company expects increased bookings in 2011 compared with 2010 but with declining comparative increases each quarter over the prior year quarter because the 2010 quarters became increasingly stronger as the year progressed. Unit shipment levels and parts volume are also expected to continue to improve in 2011.
NMHG will continue to monitor ongoing market improvements and adjust manufacturing levels as necessary. Currently, NMHG does not anticipate significant supply chain constraints or disruptions, despite earthquake-related events in Japan. The vast majority of NMHG's supplier plants are not in the affected areas. Nevertheless, NMHG will continue to monitor this situation closely. Further, recognizing that the safety of the company's employees is of paramount importance, NMHG has been in continuing contact with the personnel of its joint venture, Sumitomo NACCO Materials Handling, in Japan. None of the Company's employees have been injured by the earthquake-induced events.
Despite the stronger lift truck markets, operating expenses are expected to be higher in 2011 compared with 2010, but at a decreasing rate each quarter, as a result of a larger workforce than in 2010 and the full restoration in 2011 of compensation and benefits, which were gradually restored over the course of 2010.
NMHG anticipates material costs, particularly steel, to continue to increase in 2011 compared with 2010. However, product price increases were announced in 2010 and in the first quarter of 2011, which, in combination with additional increases anticipated during 2011, are expected over time to offset the effect of increased commodity costs.
NMHG's new electric-rider, warehouse, internal combustion engine and big truck product development programs are progressing as planned. The new electric-rider lift truck program is bringing a full line of newly designed products to market. The company is expected to introduce the remainder of its new electric lift truck line in 2011, with the launch of four additional series of electric-rider lift trucks in late 2011. NMHG also introduced new internal combustion engine lift truck models aimed at the medium-duty segment of the Americas market in July 2010 and expects to introduce one in Europe in mid-2011. The remaining products in this series are expected to be rolled out by 2013. The company also expects to introduce a new light-duty internal combustion engine series of lift trucks beginning in 2011. Finally, NMHG expects to introduce a new 12-ton big truck in mid-2011. All of these new products are expected to help improve revenues and enhance operating margins.
Overall, net income is expected to increase in 2011 compared with 2010 as a result of a substantial improvement in volume. However, deferred gains on foreign currency contracts which favorably affected 2010 results are not expected to recur in 2011 and the effective income tax rate is expected to be higher in 2011 than in 2010. Also, despite additional volume, quarterly earnings for the remaining quarters of 2011 are expected to be substantially lower than the first quarter, and have smaller improvements over prior year earnings as a result of increased material costs, which are not expected to be fully offset by additional price increases, increased manufacturing overhead and higher selling, general and administrative expenses as a result of gradually increasing employee-related costs throughout 2010. In addition, the first quarter of 2011 included benefits from lower warranty rates and favorable foreign currency exchange rates which are not expected to recur throughout the remainder of 2011. Cash flow before financing activities for the full year 2011 is expected to be higher than in 2010.
Longer term, NMHG is focused on improving margins on new lift truck units, especially in its internal combustion engine business, as a result of new products which have been or are expected to be introduced. In addition, NMHG has an objective of gaining market share through these new products, which meet a broad range of market applications cost effectively, and through enhancements of its dealer operations.

Hamilton Beach - First Quarter Results
Hamilton Beach reported net income of $1.0 million for the first quarter of 2011 on revenues of $100.6 million, compared with net income of $3.4 million for the first quarter of 2010 on revenues of $102.6 million.
The decline in net income in the first quarter of 2011 compared with the 2010 first quarter was primarily the result of a decrease in operating profit due mainly to margin compression on most of Hamilton Beach's product lines, partially offset by favorable foreign currency movements.

Hamilton Beach - Outlook
The small kitchen appliance market in which Hamilton Beach participates continues to show strength. However, Hamilton Beach's target consumer, the mass-market consumer, continues to be cautious as a result of financial concerns and high unemployment rates. As a result, this segment of the U.S. consumer market is likely to remain soft. International and commercial product markets experienced a stronger recovery in 2010 and the first quarter of 2011 and the momentum in these markets is expected to continue through the remainder of 2011.
Hamilton Beach continues to focus on strengthening its market position through product innovation, promotions, increased placements and branding programs, together with appropriate levels of advertising for the company's highly successful Brewstation® coffee maker and Stay-or-Go® slow cooker lines. In 2011, Hamilton Beach expects the new Melitta-branded beverage appliances, introduced in late 2010, to continue to gain traction. In addition, the company expects to continue to introduce innovative products in several small appliance categories.  In the second half of 2011, Hamilton Beach expects to launch The ScoopTM, a single serve coffee maker, and the DurathonTM iron product line. These products, as well as other new product introductions in the pipeline for 2011, are expected to affect revenues favorably. As a result, Hamilton Beach currently anticipates full year revenues in 2011 to increase compared with 2010.
Overall, full-year 2011 net income is expected to be slightly lower than 2010 due to increased transportation and product costs, particularly in the first half of 2011. Hamilton Beach continues to monitor commodity costs closely and will adjust product prices and placements as appropriate if product costs continue to increase as expected. Also, to increase distribution efficiencies, Hamilton Beach is moving its distribution center into a larger facility during the second quarter of 2011. The company expects to incur additional expenses related to this relocation in the second quarter of 2011. Hamilton Beach anticipates that 2011 cash flow before financing activities will be higher than in 2010.
Longer term, Hamilton Beach will continue to work to improve revenues and profitability by remaining focused on developing consumer-driven innovative products, improving efficiencies, reducing costs, increasing pricing when needed, gaining placements and pursuing additional strategic growth opportunities.

Kitchen Collection - First Quarter Results
Kitchen Collection reported a net loss of $3.3 million on revenues of $40.9 million for the first quarter of 2011 compared with a net loss of $1.8 million on revenues of $42.8 million for the first quarter of 2010.
Kitchen Collection's first quarter 2011 revenues declined compared with the first quarter of 2010 primarily due to the closure of unprofitable Le Gourmet Chef® and Kitchen Collection® stores since March 31, 2010 and a decrease in comparable store sales as a result of fewer customer visits driven by inclement weather conditions, higher fuel costs and a shift in the timing of the Easter holiday. This decline was partially offset by sales at newly opened Kitchen Collection® and Le Gourmet Chef® stores.
At March 31, 2011, Kitchen Collection® operated 239 stores compared with 224 stores at March 31, 2010. Le Gourmet Chef® operated 60 stores at March 31, 2011 compared with 68 stores at March 31, 2010. At year-end 2010, Kitchen Collection® and Le Gourmet Chef® operated 234 and 66 stores, respectively.
Kitchen Collection reported a higher net loss in the first quarter of 2011 compared with the first quarter of 2010 primarily as a result of lower margins at Kitchen Collection® comparable stores caused by a shift in sales mix to clearance and lower margin products and increased store costs due to an increase in the number of stores. In addition, Kitchen Collection incurred costs of $0.7 million pre-tax during the 2011 first quarter related to the combination of Kitchen Collection's two warehouse facilities into one facility during the first quarter.

Kitchen Collection - Outlook
High fuel prices and high unemployment rates, along with other financial concerns are expected to continue to constrain consumer spending levels for Kitchen Collection's target consumer, creating a challenging retail environment. However, as a result of opening new Kitchen Collection® stores, Kitchen Collection expects a modest increase in revenue in 2011 compared with 2010. The company plans to continue to refine its promotional offers and merchandise mix in both the Kitchen Collection® and Le Gourmet Chef® store formats to further enhance sales and margins. The opening of new stores, the renegotiation of leases and the company's continuing program of closing underperforming stores are also expected to provide improved results in 2011. In addition, to improve distribution operations and increase efficiencies, Kitchen Collection began implementation of its program to combine its two distribution centers into one larger facility during the first quarter of 2011. The Le Gourmet Chef® stores began shipping from the new facility in March 2011 and the Kitchen Collection® stores are expected to begin shipping in May 2011. The company expects to incur minimal additional expenses in the second quarter of 2011 as it finalizes the consolidation of these facilities. The company also anticipates increased product and transportation costs in 2011 but expects to offset these increased costs through pricing and other actions as needed.
Overall, Kitchen Collection anticipates modest increases in full year net income and cash flow before financing activities for 2011 compared with 2010.
Longer term, Kitchen Collection plans to focus on enhancing sales volume and profitability by strengthening its merchandise mix, store displays and appearance and optimizing store selling space. Kitchen Collection also expects to drive profitability by achieving store growth in the Kitchen Collection® and Le Gourmet Chef® outlet and traditional mall store formats over the longer term while maintaining disciplined cost control. In the near term, growth in the number of stores will be focused on the Kitchen Collection® format. When adequate profit prospects are demonstrated for the Le Gourmet Chef® format, the company's expansion focus will shift to growth in the number of these stores as well. However, the closure of underperforming stores in 2011 will result in a near-term reduction in the number of Le Gourmet Chef® stores.

North American Coal - First Quarter Results
North American Coal's net income for the first quarter of 2011 was $7.1 million on revenues of $17.9 million compared with net income of $8.1 million on revenues of $37.6 million for the first quarter of 2010. On December 31, 2010, North American Coal's contract at the San Miguel Mine expired. First quarter 2010 results included $12.6 million of revenue and $0.3 million of operating profit related to operating the San Miguel Mine.
North American Coal's deliveries for the first quarter of 2011 compared with the first quarter of 2010 are as follows:

	2011	2010
Coal deliveries (tons)	(in millions)
Consolidated mine(s)	0.6	1.7
Unconsolidated mines	7.0	7.0
Total coal deliveries	7.6	8.7
Limerock deliveries (cubic yards)	3.6	3.8

Revenues decreased 52 percent in the first quarter of 2011 compared with the first quarter of 2010 primarily due to the expiration of the San Miguel contract and a significant number of unplanned outage days at a customer's power plant. A decrease in royalty income also contributed to the decline in first quarter 2011 revenues.
Net income for the first quarter of 2011 decreased compared with the first quarter of 2010 primarily due to a decline in results at the consolidated mining operations, mainly as a result of fewer deliveries, and an increase in selling, general and administrative expenses. The decline in net income was partially offset by an improvement in earnings of the unconsolidated operations due to income associated with the new Liberty Mine in Mississippi and a new service agreement to operate a refined coal processing facility, which began in early 2011.

North American Coal - Outlook
North American Coal expects solid performance at its coal mining operations in 2011. However, tons delivered at the coal mines in 2011 are expected to be lower than in 2010 as a result of the expiration of the San Miguel Mine contract in December 2010, a power plant customer's significant unplanned outage in the first quarter of 2011 and overall lower customer requirements. Royalty income in 2011 is also expected to be lower than 2010.
Limerock deliveries are expected to be lower in 2011 than in 2010. In 2010, North American Coal's limerock customers in the Florida lake belt region required higher limerock deliveries as they rebuilt stockpiles that had been significantly diminished as a result of an unfavorable legal ruling that set aside mining permits in 2009. With the completion of this build up, 2011 customer requirements are expected to be lower as market conditions in the southern Florida housing and construction markets remain weak.
The new unconsolidated mines, which are in the development stage and will not be in full production for several years, are expected to continue to generate modest income during 2011. In addition, in early 2011, North American Coal finalized a new agreement to provide services to operate a refined coal processing facility through 2018. This agreement is expected to generate modest income during 2011.
North American Coal also has new project opportunities for which it expects to continue to incur additional expenses in 2011. In particular, the company continues to move forward to obtain a permit for its Otter Creek reserve in North Dakota in preparation for the expected construction of a new mine. The permit is anticipated to be issued in the second half of 2011.
Overall, North American Coal expects full year 2011 net income to decrease compared with 2010 net income mainly as a result of the absence of the reimbursement of previously expensed costs of $7.4 million, or $4.4 million after tax of $3.0 million, received in 2010 and substantially reduced royalties in 2011. Higher selling, general and administrative expenses and the absence of San Miguel are also expected to contribute to the decline in full year net income. Cash flow before financing activities in 2011 is expected to be higher than 2010, assuming mine development activities occur as currently planned.
Over the longer term, North American Coal expects to continue its efforts to develop new mining projects. The company is actively pursuing domestic opportunities for new coal mining projects, which include prospects for power generation, coal-to-liquids, coal gasification and other clean coal technologies. Furthermore, the company is encouraged that new international value-added mining services projects for coal may become available in addition to North American Coal's current agreements to provide mining services in India and Indonesia. North American Coal also continues to pursue additional non-coal mining opportunities.

NACCO and Other
NACCO and Other, which includes the parent company operations and Bellaire, reported net income of $34.7 million for the first quarter of 2011 compared with a net loss of $3.0 million for the first quarter of 2010. The improvement was primarily the result of the receipt of $60.0 million, or $39.0 million after taxes of $21.0 million, as a result of the settlement of litigation associated with the Company's failed Applica transaction. As a result of the settlement, no further litigation costs related to this matter will be incurred.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, May 5, 2011 at 11:00 a.m. eastern time. The call may be accessed by dialing (888) 680-0869 (Toll Free) or (617) 213-4854 (International), Pass code: 78699272, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through May 12, 2011. The online archive of the broadcast will be available on the NACCO Industries website.

Non-GAAP and Other Measures
For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company's net income.
The Company has reported adjusted income and earnings per diluted share for the first quarter of 2011 excluding the Applica settlement under "First Quarter 2011 Results." Management believes a discussion excluding the settlement is more reflective of NACCO's underlying business operations and enables investors to better understand the results of operations of the Company. Following is the reconciliation of the first quarter of 2011 consolidated net income and earnings per diluted share, as reported, to adjusted income and earnings per share excluding the impact of the Applica settlement.

(in millions, except per share data)		Diluted earnings per share
2011 Consolidated Net Income, as reported	$62.8	$7.48
Impact of Applica settlement, after taxes of $21.0	39.0	4.65
2011 Adjusted income	$23.8	$2.83

For purposes of this earnings release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
NMHG: (1) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, (2) the ability of NMHG's dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) customer acceptance of pricing, (4) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (5) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (6) delays in manufacturing and delivery schedules, including any constraints or delays from the

Japanese segment of the supply chain as a result of the earthquake-related events in Japan, (7) bankruptcy of or loss of major dealers, retail customers or suppliers, (8) customer acceptance of, changes in the costs of, or delays in the development of new products, (9) introduction of new products by, or more favorable product pricing offered by, NMHG's competitors, (10) product liability or other litigation, warranty claims or returns of products, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives and (12) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry and (11) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of the uncertain economy, high unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products and (6) increased competition.
North American Coal: (1) changes in tax laws or regulatory requirements, including changes in power plant emission regulations and health, safety or environmental legislation, (2) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (3) changes in mining permit requirements that could affect deliveries to customers, (4) weather conditions, extended power plant outages or other events that would change the level of customers' coal or limerock requirements, (5) weather or equipment problems that could affect deliveries to customers, (6) changes in the power industry that would affect demand for North American Coal's reserves, (7) changes in the costs to reclaim current North American Coal mining areas or NACCO's closed mining operations, (8) costs to pursue and develop new mining opportunities and (9) the outcome of legal challenges to the regulatory approvals necessary to construct the Liberty Mine and the Ratcliffe Plant in Mississippi.

About NACCO
NACCO Industries, Inc. is an operating holding company with subsidiaries in the following principal industries: lift trucks, small appliances, specialty retail and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, Inc. is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. The North American Coal Corporation mines and markets coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2011	2010
	(In millions, except per share data)

Revenues	$745.5	$557.6
Cost of sales	608.9	451.9
Gross profit	136.6	105.7
Earnings of unconsolidated mines	12.1	10.5
Operating expenses
Selling, general and administrative expenses	113.4	93.9
Restructuring reversal	—	(1.9)
Operating profit	35.3	24.2
Other (income) expense
Interest expense	6.2	6.8
Applica settlement and litigation costs	(57.2)	2.4
Other	(0.7)	—
Income before income taxes	87.0	15.0
Income tax provision	24.2	3.4
Net loss attributable to noncontrolling interest	—	0.1
Net income attributable to stockholders	$62.8	$11.7

Basic earnings per share attributable to stockholders:
Basic earnings per share	$7.51	$1.41

Diluted earnings per share attributable to stockholders:
Diluted earnings per share	$7.48	$1.40

Cash dividends per share	$0.5225	$0.5175

Basic weighted average shares outstanding	8.363	8.321
Diluted weighted average shares outstanding	8.399	8.331

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2011	2010
	(In millions)
Revenues
NMHG	$586.6	$375.4
Hamilton Beach	100.6	102.6
Kitchen Collection	40.9	42.8
North American Coal	17.9	37.6
NACCO and Other	—	—
Eliminations	(0.5)	(0.8)
Total	$745.5	$557.6

Operating profit (loss)
NMHG	$30.4	$10.3
Hamilton Beach	3.3	7.4
Kitchen Collection	(5.4)	(2.9)
North American Coal	9.5	11.0
NACCO and Other	(2.5)	(1.7)
Eliminations	—	0.1
Total	$35.3	$24.2

Income (loss) before income taxes
NMHG	$27.6	$6.3
Hamilton Beach	1.7	5.6
Kitchen Collection	(5.5)	(3.0)
North American Coal	8.9	10.4
NACCO and Other	54.3	(4.4)
Eliminations	—	0.1
Total	$87.0	$15.0

Net income (loss) attributable to stockholders
NMHG	$22.3	$8.0
Hamilton Beach	1.0	3.4
Kitchen Collection	(3.3)	(1.8)
North American Coal	7.1	8.1
NACCO and Other	34.7	(3.0)
Eliminations	1.0	(3.0)
Total	$62.8	$11.7

(All amounts are subject to annual audit by our independent registered public accounting firm.)